SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13D/A*
                                 (Rule 13d-101)
                                 AMENDMENT NO.1

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
           13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)
                                  I-MANY, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.0001 PAR VALUE
                         (Title of Class of Securities)

                                    44973Q103
                                 (CUSIP Number)


                                 Charles Penner
                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                               New York, NY 10022
                                  212-756-2306
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 JANUARY 3, 2005
             (Date of event which requires filing of this statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [X].

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 11 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44973Q103                 13D/A                  Page 2 of 11 Pages
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            Diker Value-Tech Fund, LP
            I.R.S. IDENTIFICATION NO. 37-1444088
            OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    3,142,413
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    3,142,413
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,142,413
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            7.5%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            PN*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.44973Q103                13D/A                    Page 3 of 11 Pages
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            Diker Value-Tech QP Fund, LP
            I.R.S. IDENTIFICATION NO. 42-1622604
            OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            WC
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    3,546,043
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    3,546,043
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,546,043
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            8.4%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            PN*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.44973Q103                13D/A                    Page 4 of 11 Pages
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            Diker GP, LLC
            I.R.S. IDENTIFICATION NO. 37-1444083
            OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    7,569,704
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    7,569,704
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            7,569,704
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            18%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            OO*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.44973Q103                13D/A                    Page 5 of 11 Pages
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            Diker Management, LLC
            I.R.S. IDENTIFICATION NO. 04-3616914
            OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    8,119,277
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    8,119,277
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            8,119,277
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            19.4%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IA*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.44973Q109                13D/A                    Page 6 of 11 Pages
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            Charles M. Diker
            I.R.S. IDENTIFICATION NO. ###-##-####
            OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    8,119,277
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    8,119,277
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            8,119,277
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            19.4%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.44973Q103                13D/A                    Page 7 of 11 Pages
-----------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            Mark N. Diker
            I.R.S. IDENTIFICATION NO. ###-##-####
            OF ABOVE PERSONS (ENTITIES ONLY)
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            AF
-----------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-----------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-----------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    8,119,277
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    8,119,277
-----------------------------------------------------------------------------
     (11)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            8,119,277
-----------------------------------------------------------------------------
     (12)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (13)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            19.4%
-----------------------------------------------------------------------------
     (14)   TYPE OF REPORTING PERSON **
            IN*
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 44973Q103                13D/A                   Page 8 of 11 Pages

Item 1.     Security and Issuer.

     This Schedule 13D, initially filed on January 6, 2005, relating to the Common Stock, $0.0001 par value (the "Stock") of I-many, Inc. (the "Company"), located at 399 Thornall St, 12th Floor Edison, NJ 08837, is hereby amended and supplemented by this Amendment No. 1 to the Schedule 13D as follows:

Item 4.     Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby supplemented as follows:

Following the release by the Company of its fourth quarter results, the Reporting Persons reaffirm their opposition to the proposed acquisition of the Company by Selectica in view of their belief that the acquisition price at $1.55 per share is inadequate. Additionally, the Reporting Persons, who together constitute the largest shareholder of the Company, announced their intention to demand appraisal rights for the fair value of their shares under Delaware law if the merger is pursued. On February 3, 2005 the Reporting Persons issued a press release reflecting the foregoing, a copy of which is filed as an exhibit hereto and the text of which is incorporated herein by reference.

Item 7.     Material to be Filed as Exhibits

Item 7 is hereby supplemented as follows:

Attached hereto as Exhibit 1 is a Press Release, dated February 3, 2005.

 CUSIP No. 44973Q103               13D/A                  Page 9 of 11 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


DATED:  February 3, 2005

                                            DIKER VALUE-TECH FUND, LP
                                            BY ITS GENERAL PARTNER DIKER GP, LLC


                                            /s/ Mark N. Diker
                                            ------------------------------------
                                            NAME: MARK N. DIKER
                                            TITLE: MANAGING MEMBER


                                            DIKER VALUE-TECH QP FUND, LP
                                            BY ITS GENERAL PARTNER DIKER GP, LLC


                                            /s/ Mark N. Diker
                                            ------------------------------------
                                            NAME: MARK N. DIKER
                                            TITLE: MANAGING MEMBER


                                            DIKER GP, LLC


                                            /s/ Mark N. Diker
                                            ------------------------------------
                                            NAME: MARK N. DIKER
                                            TITLE: MANAGING MEMBER


                                            DIKER MANAGEMENT, LLC


                                            /s/ Mark N. Diker
                                            ------------------------------------
                                            NAME: MARK N. DIKER
                                            TITLE: MANAGING MEMBER

CUSIP No. 44973Q103                13D                    Page 10 of 11 Pages



                                            CHARLES M. DIKER, INDIVIDUALLY


                                            /s/ Charles M. Diker
                                            ------------------------------------
                                            NAME: CHARLES M. DIKER


                                            MARK N. DIKER, INDIVIDUALLY


                                            /s/ Mark N. Diker
                                            ------------------------------------
                                            NAME: MARK N. DIKER